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Exhibit 10.4

         September 22, 2000

Mr, Thomas V, Huber
2090 Sharon Road
Winter Park, Florida 32789

Dear Tom:

        The purpose of this letter is to set forth certain understandings with respect to your employment with COLLEGIS, Inc. (the "Company").

1.
You will be employed on an at will basis as Chief Executive Officer of the Company effective as soon as possible, but not later than October 16, 2000. As the Chief Executive Officer of the Company, you will be responsible for the management of all of the Company's business and affairs, subject to the supervision of the Board of Directors. In connection with your duties you will coordinate key decisions relating to strategy and planning with the Executive Committee. You agree that you will devote your full business time to your duties and responsibilities to the Company.

2.
You will receive in annual base salary of $350,000. In addition, you will be paid a one time special compensation of $50,000 at October 31, 2000. You will be entitled to an annual bonus of up to $250,000 as outlined in your executive performance incentive plan. For your first 12 months of employment you will be guaranteed a minimum bonus of $200,000. This bonus will be paid on a monthly basis.

3.
You and your dependents will be entitled to participate in the medical and life insurance plans and benefit programs of the Company on the same basis as other senior executives of the Company. You will be covered by the directors' and officers' liability insurance presently provided by the Company.

4.
You will be elected to the Board of Directors of the Company and become a member of the Executive Committee.

5.
You will be granted stock options under the Company's Employee Stock Option Plan ("Plan") in the amounts and pursuant to the terms set forth below, as well as subject to such other terms required by the Plan.
(a)
810,000 shares of Series B Common Stock at an exercise price of $3.00 per share pursuant to the Company's Employee Stock Option plan with vesting at 25% per year and in accordance with all other terms as set forth in the Plan.

(b)
All shares and all options will vest upon a "fundamental change" or "change of control" as such terms are defined in the Plan but will not vest upon an IPO.
6.
In connection with receiving the incentive programs reflected in this letter, you will agree to the restrictive covenants contained in the Company's Employee Stock Option Agreement and standard Employment Agreement, a copy of which has been provided to you.

7.
In the event you are terminated without cause, your base salary and benefits shall continue for a period of 12 months from the date of such termination.

8.
This Agreement may be amended, modified or supplemented only by a duly authorized and executed written agreement of each of the parties hereto.

9.
THE VALIDITY AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED EXCLUSIVELY BY THE LAWS OF THE STATE OF ILLINOIS, EXCLUDING THE "CONFLICT OF LAWS" PROVISIONS OF THE STATE OF ILLINOIS.

10.
The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. This Agreement and the obligations created hereunder may not be assigned by you.

If this is acceptable, please execute this letter in the space provided below. Everyone at COLLEGIS is very excited about the prospect of your joining the Company.

COLLEGIS, Inc.

By:	/s/ Robert E. King
Title:	Vice Chairman

Agreed to as of the 22 day of September, 2000.

/s/ Thomas V. Huber Thomas V. Huber

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  Exhibit 10.4